Exhibit 99.1

CTC MEDIA, INC. ANNOUNCES RECEIPT OF FINAL TRANCHE
OF PURCHASE PRICE FOR BUSINESS SALE

Moscow, Russia — February 12, 2016 — CTC Media, Inc. (the “Company”) (NASDAQ: CTCM) today announced that it has received the final tranche of the purchase price for its sale of 75% of the outstanding participation interests in its subsidiary CTC Investments LLC to UTV-Management LLC. The sale closed on December 23, 2015, and was intended to bring the operating business into compliance with the foreign ownership restrictions of the Russian Mass Media Law, which became effective on January 1, 2016.  CTC Media, Inc. received $150.5 million in cash at closing. An additional $50 million was held back and was subject to adjustment based on the performance of the business during the second half of 2015 and agreed indemnity obligations. The Company has received $42.5 million of this additional consideration in cash.  The $7.5 million reduction in the total purchase price reflects adjustments for several factors, including identified underinvestment and deferred payments by the group in the second half of 2015 compared with the agreed target budget; a reduction in working capital compared with the agreed target, reflecting the impairment of certain older programming content; and indemnification in connection with the settlement of a commercial litigation matter. The total consideration received in connection with the sale was $193.1 million.

Werner Klatten, Chairman of the Special Committee of the Board of CTC Media, Inc., commented: “The management team achieved solid operating results in the second half of 2015 in a challenging and deteriorating market environment in Russia.  Against this macroeconomic backdrop, this performance helped to limit the reduction in the purchase price. We look forward to completing the proposed merger transaction to return value to stockholders as soon as possible.”

As previously announced, the Company’s stockholders have approved a proposed merger transaction in which a wholly owned subsidiary of the Company would merge with and into the Company, with the Company surviving. Each holder of the Company’s outstanding common stock as of the effective time of the merger, other than Telcrest (the holder of 25% of the Company’s outstanding shares), would be entitled to receive cash consideration per share based on the aggregate amount of the Company’s available cash at such time, net of cash reserves that will be appropriate to be retained by the Company in light of potential liabilities and obligations. The shares of common stock held by Telcrest would remain outstanding following the merger, and Telcrest would be the Company’s sole stockholder. Following the merger, the Company would cease to be a publicly traded company.

The Company has requested a license from the Office of Foreign Assets Control of the U.S. Treasury Department to authorize the proposed merger transaction; such license has not yet been received. Assuming such license is granted and the necessary closing conditions are satisfied, the Company expects that the merger will close approximately one month following receipt of such license. Given the uncertainty regarding the timing of receipt of such license, if at all, the Company is unable to estimate at this time the per share amount that would ultimately be returned to stockholders in such merger, but currently expects that it would be at the lower end of the upper half of the range approved by stockholders of $1.77 to $2.19 per share. The Company will update the market as and when the timing and final terms of such proposed transaction are known.

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For further information, please visit www.ctcmedia.ru or contact:

Hudson Sandler (European Media)

Andrew Hayes / Elena Garside +44 (0)20 7796 4133

CTC Media, Inc.

Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47

pr@ctcmedia.ru

About CTC Media, Inc. and CTC Investments

CTC Media, Inc. is traded on NASDAQ under the symbol “CTCM”. CTC Media, Inc. holds a 25% interest in CTC Investments.

CTC Investments is a leading Russian content holding. The group manages four television channels in Russia (CTC, Domashny, Che and CTC Love), as well as Channel 31 in Kazakhstan. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is also available in Belarus and in Kyrgyzstan. CTC Investments also owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru, chetv.ru and CarambaTV.

Caution Concerning Forward-Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the Company’s proposed merger transaction to be consummated between the Company and a wholly owned subsidiary of the Company; receipt of a license from the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) to authorize the proposed merger transaction; the timing of the proposed merger transaction, if authorized by OFAC; and the per share amount that would ultimately be returned to stockholders as a result of the proposed merger transaction. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, risks associated with geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; the effect of international economic sanctions; and developments affecting the cash requirements of the Company. These and other risks are described in the “Risk Factors” section of CTC Media, Inc.’s quarterly report on Form 10-Q filed with the SEC on November 9, 2015.

Other unknown or unpredictable factors could have material adverse effects on CTC Media, Inc.’s future results, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.